[Cadmus Letterhead]                                        Exhibit 99

NEWS RELEASE

                                                              CONTACT
                                                      David E. Bosher
                                           Vice President & Treasurer
                                                       (804) 287-5685

        CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
         ACQUISITION OF LANCASTER INFORMATION GROUP

RICHMOND, VA, May 22, 1996 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) has announced the acquisition of Lancaster Information Group, Inc., a producer of scientific, technical and medical journals with annual sales of approximately $58 million.

The purchase price was approximately $57 million, consisting of cash and the assumption of certain indebtedness of Lancaster. Cadmus anticipates that the transaction will be neutral with respect to its financial results for its fiscal 1996 fourth quarter and will be accretive to net income in fiscal 1997.

Based in Lancaster, Pennsylvania, Lancaster is a leading producer of scientific, technical and medical journals. Lancaster produces approximately 400 titles for more than 150 customers and employs approximately 600 associates in its combined operations.

Lancaster's facilities include a 150,000 square-foot journal printing and production facility in Lancaster, Pennsylvania, a high-end composition and electronic pre-press facility in Akron, Pennsylvania, and an electronic products unit, E-DOC, with operations in Lancaster and in Baltimore, Maryland.

Cadmus Chairman and Chief Executive Officer, C. Stephenson Gillispie, Jr., said, "We are very excited to add Lancaster to the Cadmus family. Lancaster is a well-managed and successful organization and we look forward to combining its capabilities with those of our Cadmus Journal Services operation to provide journal publishers with the best possible services available today. This transaction is consistent with our strategy of acquiring operations which strengthen existing niche market positions and which are accretive to Cadmus' net income."

"This transaction represents a unique opportunity to combine the strengths and assets of two of the leading journal producers in the wor1d today," added David
G. Wilson, Jr., president and chief executive officer of Cadmus Journal Services. "It will allow us to continue to improve both the level of service and breadth of products and services we offer to our journal customers. With the addition of Lancaster's strongly complementary customer base and operations, we believe we are closer than ever to achieving our vision - to be the best provider of integrated solutions for those who bring breakthrough information to the world."

Cadmus Communications Corporation is a graphic communications company offering comprehensive, specialized products and services in three broad areas: printing, marketing, and publishing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.